Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584, 333-133657 and 333-174702 on Form S-8 and Registration Statements Nos. 333-133480 and 333-150503 on Form S-3 of our report dated March 17, 2014 relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated and subsidiaries (the “Company”), and of our report dated March 17, 2014 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Natus Medical Incorporated and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, CA

March 17, 2014